                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 29549

                            -----------------------

                                 AMENDMENT NO.1
                                       TO
                                 SCHEDULE 14D-1
               TENDER OFFER STATEMENT PURSUANT TO SECTION 14(d)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                       AND
                                  SCHEDULE 13D
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 1)


                       UNITED INVESTORS GROWTH PROPERTIES
                            (Name of Subject Company)

                             AIMCO PROPERTIES, L.P.
                                    (Bidder)

                      UNITS OF LIMITED PARTNERSHIP INTEREST
                         (Title of Class of Securities)

                                      NONE
                      (CUSIP Number of Class of Securities)


                                 PATRICK J. FOYE
                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                     1873 SOUTH BELLAIRE STREET, 17TH FLOOR
                             DENVER, COLORADO 80222
                                 (303) 757-8101
            (Name, Address and Telephone Number of Person Authorized
           to Receive Notices and Communications on Behalf of Bidder)


                                    COPY TO:


                              JONATHAN L. FRIEDMAN
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                           300 SOUTH GRAND, 34TH FLOOR
                          LOS ANGELES, CALIFORNIA 90071
                                 (213) 687-5000

                            -----------------------

                            CALCULATION OF FILING FEE


--------------------------------------------------------------------------------
Transaction Valuation*  $1,226,662                 Amount of Filing Fee: $245.33
--------------------------------------------------------------------------------

* For purposes of calculating the fee only. This amount assumes the purchase of 15,930.68 units of limited partnership interest of the subject partnership for $77 per unit. The amount of the filing fee, calculated in accordance with Section 14(g)(1)(B)(3) and Rule 0-11(d) under the Securities Exchange Act of 1934, as amended, equals 1/50th of one percent of the aggregate of the cash offered by the bidder.

[ ] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the form or schedule and the date of its filing.


Amount Previously Paid: $207.10           Filing Parties: AIMCO Properties, L.P.


Form or Registration No.: Schedule 14D    Date Filed: June 10, 1999




                         (Continued on following pages)







                                Page 1 of 4 Pages

        AMENDMENT NO. 1 TO SCHEDULE 14D-1/AMENDMENT NO. 1 TO SCHEDULE 13D


                  This Statement (the "Statement") constitutes (a) Amendment No. 1 to the initial Schedule 14D-1 of AIMCO Properties, L.P. (the "AIMCO OP"), relating to AIMCO OP's offer to purchase units of limited partnership interest ("Units") of United Investors Growth Properties (the "Partnership"); and (b) Amendment No. 1 to the Schedule 13D (the "Schedule 13D"), originally filed with the Securities and Exchange Commission on June 10, 1999, by AIMCO OP, AIMCO-GP and AIMCO. The item numbers and responses thereto are set forth below in accordance with the requirements of Schedule 14D-1.

(11)     MATERIAL TO BE FILED AS EXHIBITS.

                  (a)(1) Offer to Purchase, dated June 9, 1999 (previously filed).
                  (a)(2)   Letter of Transmittal and related Instructions.
                  (a)(3) Letter, dated June 9, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
                  (a)(4)   Supplement to Offer to Purchase, dated July 2, 1999.
                  (a)(5) Letter, dated July 2, 1999, from AIMCO OP to the Limited Partners of the Partnership.
                  (a)(6)   Notice of Withdrawal, dated July 2, 1999.
                  (b) Amended and Restated Credit Agreement (Unsecured Revolver-to-Term Facility), dated as of October 1, 1998, among AIMCO OP, Bank of America National Trust and Savings Association, and BankBoston, N.A. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated October l, 1998, is incorporated herein by this reference).
                  (b)(2) First Amendment to Credit Agreement, dated as of November 6, 1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, is incorporated herein by this reference).
                  (c)      Not applicable.
                  (d)      Not applicable.
                  (e)      Not applicable.
                  (f)      Not applicable.
                  (z)(1) Agreement of Joint Filing, dated June 9, 1999, among AIMCO, AIMCO-GP, AIMCO OP, AIMCO/IPT, and IPLP (previously filed).



                                Page 2 of 4 Pages

                                    SIGNATURE

                  After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 2, 1999
                                             AIMCO/IPT, INC.

                                             By: /s/ Patrick J. Foye
                                                 ------------------------------
                                                 Executive Vice President

                                             INSIGNIA PROPERTIES, L.P.

                                             By: AIMCO/IPT, INC.
                                                 (General Partner)

                                             By: /s/ Patrick J. Foye
                                                 ------------------------------
                                                 Executive Vice President

                                             AIMCO PROPERTIES, L.P.

                                             By: AIMCO-GP, INC.
                                                 (General Partner)

                                             By: /s/ Patrick J. Foye
                                                 ------------------------------
                                                 Executive Vice President

                                             AIMCO-GP, INC.

                                             By: /s/ Patrick J. Foye
                                                 ------------------------------
                                                 Executive Vice President

                                             APARTMENT INVESTMENT
                                             AND MANAGEMENT COMPANY

                                             By: /s/ Patrick J. Foye
                                                 ------------------------------
                                                 Executive Vice President



                                Page 3 of 4 Pages

                                  EXHIBIT INDEX


EXHIBIT NO.                        DESCRIPTION
-----------                        -----------
  (a)(1)       Offer to Purchase, dated June 9, 1999 (previously filed).
  (a)(2)       Letter of Transmittal and related Instructions.
  (a)(3)       Letter, dated June 9, 1999, from AIMCO OP to the Limited Partners of the Partnership (previously filed).
  (a)(4)       Supplement to Offer to Purchase, dated July 2, 1999.
  (a)(5)       Letter, dated July 2, 1999, from AIMCO OP to the Limited Partners of the Partnership.
  (a)(6)       Notice of Withdrawal, dated July 2, 1999.
  (b)          Amended and Restated Credit Agreement (Unsecured Revolver-to-Term
               Facility), dated as of October 1, 1998, among AIMCO OP, Bank of
               America National Trust and Savings Association, and BankBoston,
               N.A. (Exhibit 10.1 to AIMCO's Current Report on Form 8-K, dated
               October l, 1998, is incorporated herein by this reference).
  (b)(2)       First Amendment to Credit Agreement, dated as of November 6,
               1998, by and among AIMCO OP, the financial institutions listed on the signature pages thereof and Bank of America National Trust and Savings Association (Exhibit 10.2 to AIMCO's Annual Report on
               Form 10-K for the fiscal year ended December 31, 1998, is
               incorporated herein by this reference).
  (c)          Not applicable.
  (d)          Not applicable.
  (e)          Not applicable.
  (f)          Not applicable.
  (z)(1)       Agreement of Joint Filing, dated June 9, 1999, among AIMCO,
               AIMCO-GP, AIMCO OP, AIMCO/IPT, and IPLP (previously filed).


                               Page 4 of 4 Pages